UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 29, 2015 (December 29, 2015)

1847 HOLDINGS LLC
(Exact name of registrant as specified in its charter)

Delaware	333-193821	38-3922937
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation or organization)		Identification No.)

590 Madison Avenue, 18th Floor
New York, NY	10022
(Address of principal executive offices)	(Zip code)

(212) 521-4052

(Registrant's telephone number, including area code)

______________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 29, 2015, Monrovia SF I, Inc. ("Monrovia SF I"), a subsidiary of 1847 Holdings LLC (the "Company"), entered into a Membership Interest Purchase Agreement (the "Purchase Agreement") with CJ Investors, LLC, CM Investors, LLC and CM Investors II, LLC (collectively, the "Sellers"), as well as AAA Auto Title Loans, LLC, Cash 1, LLC ("Cash 1") and Express Tow & Salvage, LLC (collectively, the "Seller Companies"). Under the Purchase Agreement, Monrovia SF I agreed to acquire all of the membership interests of the Seller Companies from the Sellers in consideration of (a) an aggregate amount of $47,230,000 in cash and (b) an aggregate of 300 shares of Series A Preferred Stock of Monrovia SF I, representing at least 10% of the voting power of Monrovia SF I and convertible into 300 shares of common stock (subject to adjustment) of Monrovia SF I or exchangeable for common shares of the Company in the manner described below, and having an aggregate original issue price of $770,000. The purchase price is subject to closing and post-closing working capital adjustment provisions. At the closing, 5% of the aggregate cash purchase price, as adjusted, will be deposited into an escrow account and held in escrow pursuant to an escrow agreement that will be entered into at the closing to pay certain indemnification claims and other disbursements that may be made pursuant to the Purchase Agreement and escrow agreement.

Pursuant to the Purchase Agreement, on or before January 15, 2015, the Company must file a registration statement on Form S-1 (the "Registration Statement") relating to a firm commitment public offering of equity securities seeking proceeds of not less than $25,000,000 (the "Equity Offering") to fund a portion of the purchase price under the Purchase Agreement. The Company intends to seek debt financing (the "Debt Offering") for the balance of the purchase price.

As conditions to closing, the Company will obtain, and loan to Monrovia SF I, sufficient cash to pay the cash portion of the purchase price through the Equity Offering and Debt Offering or by obtaining alternate financing. Monrovia SF I will also adopt an amended charter providing for, among other things, the rights, preferences and privileges of the Series A Preferred Stock to be issued to the Sellers as partial consideration as described above. At the closing or immediately afterwards, the Company is required to appoint Chad Miraglia as President, Chief Operating Officer and director of the Company, and Monrovia SF I shall appoint Mr. Miraglia as Chairman of its Board of Directors and Chief Executive Officer. In connection with these appointments, Mr. Miraglia will execute an employment agreement with Monrovia SF I that will include provisions requiring Mr. Miraglia not to (A) compete with the business of the Seller Companies for three years following the closing within five 5 miles of any of the Seller Company stores, and (B) hire or solicit any employee of the Seller Companies or encourage any such employee to leave such employment for a period of three years following the closing. In addition, the Sellers shall have conveyed, or caused to be conveyed, all outstanding shares of capital stock of CM Retail Management, Inc., a Nevada corporation, to Cash 1 for no consideration, and Cash 1 shall have become the owner, beneficially and of record, of all outstanding shares of capital stock of CM Retail Management, Inc. Finally, the Seller Companies' aggregate revenues for the period of 90 days ended as of the last day of the month ended immediately prior to the last full month ended prior to closing shall be at least equal to 90% of the Seller Companies' aggregate revenues for the same period in the prior year.

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The shares of Series A Preferred Stock issuable to the Sellers upon closing shall have the rights set forth in the amended charter of Monrovia SF I. In addition, the shares may be exchanged for common shares of the Company at any time after the 180th day following closing for no additional consideration. The aggregate number of Company common shares issuable to the Sellers shall be equal to the number obtained by dividing (i) an amount equal to the aggregate original issue price of the shares of Series A Preferred Stock ($770,000), plus any accrued and unpaid dividends thereon, whether or not declared, by (ii) the lower of the price of common shares in the Equity Offering or the volume-weighted average price of the common shares for the preceding 20 trading days.

The parties to the Purchase Agreement also made customary representations and warranties and agreed upon customary covenants, agreements and other conditions to closing.

The Purchase Agreement includes customary agreements relating to indemnification for losses relating to breaches of the Purchase Agreement. Indemnification claims will be payable only to the extent that they exceed $300,000, and then amounts will be payable above $150,000. The Sellers will be liable for indemnification claims only up to the escrow agreement amount except for breaches of certain fundamental representations or breaches arising out of fraud or willful misconduct.

If the Purchase Agreement transaction is not closed by March 15, 2016, either party may generally terminate the Purchase Agreement. The Purchase Agreement may also generally be terminated by either party if the other party breaches a material representation or closing condition.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

1847 HOLDINGS LLC

Date: December 29, 2015	By:	/s/ Ellery W. Roberts
Ellery W. Roberts Chief Executive Officer

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